EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
March 10, 2022

Centrus Energy Corp. Reports Financial Results
for the Fourth Quarter and Full Year 2021

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) (“Centrus” or the “Company”) today reported fourth quarter and full year 2021 results.

2021 Summary:

Financial Highlights

•Net income of $175.0 million in 2021 or $9.75 per diluted share
•Adjusted net income per diluted share of $12.46, which excludes deemed dividends allocable to retired preferred stock shares (see non-GAAP reconciliation table below)
•Total revenues of $298.3 million, including LEU segment revenue of $186.1 million
•Year-end cash balance of $193.8 million
•Completed cash tender offer for an aggregate purchase price of $43.3 million to retire all outstanding Series B Senior Preferred Stock at a discount
•Reduced pension liability by $101.3 million, driven by strong investment returns and receipt of pension of $43.5 million settlement by the U.S. government
•Raised $44.2 million, before expenses, through an At Market Sales Agreement offering of Class A Common Stock

Commercial Highlights

•Increased the value of the long-term order book to $986 million from $960 million by securing new sales contracts that exceeded the value of 2021 deliveries
•Secured approval of the U.S. Nuclear Regulatory Commission of license amendment to produce High-Assay, Low-Enriched Uranium (“HALEU”) – the first U.S. facility licensed for HALEU production

“Building on the momentum from our return to profitability in 2020, we significantly strengthened our financial position in 2021 as we retired all of our outstanding preferred shares, increased our cash balance to $193.8 million, and cut our pension liability by more than $100 million,” said Daniel Poneman, Centrus President and Chief Executive Officer. “As we look ahead, we are well-positioned to pioneer the emerging market for HALEU to enable the deployment of the next generation of advanced reactors in the United States and around the world.”

Full Year Financial Results:

(in millions)	2021	2020
Revenue	$298.3	$247.2

Gross Profit	$114.5	$97.6

Net Income	$175.0	$54.4

For the full year, Centrus reported net income of $175.0 million in 2021, which represented a 222% increase over 2020 net income of $54.4 million. Net income per share for 2021 was $10.03 (basic) and $9.75 (diluted). Adjusted net income per share for 2021 was $12.81 (basic) and $12.46 (diluted). Adjusted net income is a non-GAAP measure that excludes deemed dividends allocable to retired preferred stock shares. The Company retired all of its outstanding preferred shares in 2021. (See the Adjusted Net Income and Net Income Per Share Reconciliation Table included below.) Revenue for 2021 was $298.3 million, an increase of $51.1 million or 21% from the prior year.

In the low-enriched uranium (“LEU”) segment, separative work unit (“SWU”) revenue in 2021 increased by $11.8 million to $163.3 million, representing an 8% increase compared to 2020, while uranium revenue decreased by $16.2 million to $22.8 million, representing a 42% decrease, for an overall decrease in the segment of 2% or $4.4 million to $186.1 million. Excluding a $32.6 million collection as part of a customer’s bankruptcy proceeding in 2020, SWU revenue in 2021 was $44.4 million higher than in 2020, representing a 37% increase, and the LEU segment, including uranium sales, increased overall by $28.2 million or 18%. The higher 2021 SWU revenue was driven by a 64% increase in sales volume, partially offset by a 16% reduction in the average price billed to customers.

Cost of sales for the LEU segment increased $20.4 million in 2021 compared to 2020, reflecting the increase in SWU sales volume, partially offset by a 46% decrease in uranium sales volume. The average cost of sales per SWU was flat year-over-year. Cost of sales includes legacy costs related to former employees of the Portsmouth, Ohio gaseous diffusion plan (“GDP”) and Paducah, Kentucky GDP of $2.7 million in 2021 and $3.7 million in 2020.

Annual revenue from the technical solutions segment was $112.2 million, representing a 98% increase over 2020. 2021 revenue included a $43.5 million benefit related to the settlement of the Company’s claims for reimbursements for certain pension and postretirement benefits costs incurred in connection with a past cost-reimbursable contract performed at the Portsmouth GDP. Excluding this settlement, revenue from the technical solutions segment increased $12.0 million in 2021, or 21%, due to increased work performed under the HALEU and other contracts.

Cost of sales for the technical solutions segment increased $13.8 million in 2021 compared to 2020, largely reflecting the increase in contract work performed. Cost of sales benefited by $7.2 million in 2021 and $10.6 million in 2020 for previously accrued contract losses attributable to work performed under the HALEU Contract.

Centrus recognized a gross profit of $114.5 million in 2021, an improvement of $16.9 million compared to the gross profit of $97.6 million in 2020.

Selling, General and Administrative

Selling, general and administrative expenses were $36.0 million in each of 2021 and 2020. These expenses remained flat year-over-year.

Nonoperating Components of Net Periodic Benefit Expense (Income)

Nonoperating components of net periodic benefit income was ($67.6) million in 2021, compared to ($1.6) million in 2020. Nonoperating components of net periodic benefit income in 2021 consists primarily of a return on plan assets of ($58.2) million and future impacts of the change in the discount rate of ($31.0) million, offset by interest cost of $21.5 million, as the discounted present value of benefit obligations nears payment.

Conference Call

Centrus Energy’s investor conference call to discuss the fourth quarter and full year 2021 results is scheduled for March 11, 2022, at 8:30 a.m. EDT. A live webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at www.centrusenergy.com, and a recording of the call will be available on the site through March 21, 2022.

About Centrus Energy Corp.

Centrus Energy is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources – helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal. With world-class technical and engineering capabilities, Centrus is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.

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Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. In this context, forward-looking statements mean statements related to future events, may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain.
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For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include but are not limited to the following which are, and will be, exacerbated by the novel coronavirus (“COVID-19”) pandemic and any worsening of the global business and economic environment as a result; risks related to the war in Ukraine and geopolitical conflicts and the imposition of sanctions or other measures that could impact our ability to obtain or sell low enriched uranium (LEU) under our existing supply contract with the Russian government-owned entity TENEX, Joint-Stock Company (“TENEX”); risks related to natural and other disasters, including the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; risks related to financial difficulties experienced by customers or suppliers, including possible bankruptcies, insolvencies or any other inability to pay for our products or services or delays in making timely payment; risks related to pandemics and other health crises, such as the global COVID-19 pandemic and subsequent variants; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements including those imposed under the 1992 Russian Suspension Agreement as amended (“RSA”), international trade legislation and other international trade restrictions; risks related to existing or new trade barriers and contract terms that limit our ability to procure LEU for, or deliver LEU to customers; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; risks related to the movement and timing of customer orders; risks related to our dependence on others for deliveries of LEU including deliveries from TENEX, under a commercial supply agreement with TENEX and deliveries under a long-term commercial supply agreement with Orano Cycle (“Orano”); risks associated with our reliance on third-party suppliers to provide essential products and services to us; risks related to the fact that we face significant competition from major producers who may be less cost sensitive or are wholly or partially government owned; risks that our ability to compete in foreign markets may be limited for various reasons; risks related to the fact that our revenue is largely dependent on our largest customers; risks related to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and our lack of current production capability; risks related to whether or when government funding or demand for high-assay low-enriched uranium (“HALEU”) for government or commercial uses will materialize; risks and uncertainties regarding funding for continuation and deployment of the American Centrifuge technology; risks related to our ability to perform and absorb costs under our agreement with the U.S. Department of Energy (“DOE”) to deploy a cascade of centrifuges to demonstrate production of HALEU for advanced reactors (the “HALEU Contract”) or to obtain contracts and funding to be able to continue operations and our ability to obtain and/or perform under other agreements; risks that we may not obtain the full benefit of the HALEU Contract and may not be able to operate the HALEU enrichment facility to produce HALEU after the completion of the existing HALEU Contract or that the HALEU enrichment facility may not be available to us as a future source of supply; risks related to uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks related to the potential for further demobilization or termination of our American Centrifuge work; risks that we will not be able to timely complete the work that we are obligated to perform; risks related to our ability to perform fixed-price and cost-share contracts such as the HALEU Contract, including the risk that costs could be higher than expected; risks related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our 8.25% notes (the “8.25% Notes”) maturing in February 2027; the risks of revenue and operating results fluctuating significantly from quarter to quarter, and in some cases, year to year; risks related to the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; risks related to the Company’s capital concentration; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks related to the limited trading markets in our securities; risks related to decisions made by our Class B stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; [risks that a small number of holders of our Class A Common Stock, par value $0.10 per share (“Class A

Common Stock”), (whose interests may not be aligned with other holders of our Class A Common Stock), may exert significant influence over the direction of the Company; risks related to the use of our net operating losses (“NOLs”) carryforwards and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined herein) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; failures or security breaches of our information technology systems; risks related to our ability to attract and retain key personnel; risks related to the potential for DOE to seek to terminate or exercise its remedies under its agreements with the Company; risks related to actions, including government reviews, that may be taken by the United States government, the Russian government or other governments that could affect our ability to perform under our contract obligations or the ability of our sources of supply to perform under their contract obligations to us; risks related to our ability to perform and receive timely payment under agreements with DOE or other government agencies, including risks and uncertainties related to the ongoing funding by the government and potential audits; risks related to changes or termination of agreements with the U.S. government or other counterparties; risks related to the competitive environment for our products and services; risks related to changes in the nuclear energy industry; risks related to the competitive bidding process associated with obtaining contracts, including government contracts; risks that we will be unable to obtain new business opportunities or achieve market acceptance of our products and services or that products or services provided by others will render our products or services obsolete or noncompetitive; risks related to potential strategic transactions that could be difficult to implement, disrupt our business or change our business profile significantly; risks related to the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); risks related to the impact of government regulation and policies including by the DOE and the U.S. Nuclear Regulatory Commission; risks of accidents during the transportation, handling or processing of hazardous or radioactive material that may pose a health risk to humans or animals, cause property or environmental damage, or result in precautionary evacuations; risks associated with claims and litigation arising from past activities at sites we currently operate or past activities at sites that we no longer operate, including the Paducah, Kentucky, and Portsmouth, Ohio, gaseous diffusion plants; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission (“SEC”).

For a discussion of these risks and uncertainties and other factors that may affect our future results, please see Part I, Item 1A, Risk Factors, the other sections of the Annual Report on Form 10-K and our subsequently filed documents. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of the Annual Report on Form 10-K, except as required by law.

Contact: Dan Leistikow at LeistikowD@Centrusenergy.com

CENTRUS ENERGY CORP.

ADJUSTED NET INCOME AND NET INCOME PER SHARE RECONCILIATION TABLE

The Company measures Net Income and Net Income per Share both on a GAAP basis and on an adjusted basis to exclude deemed dividends allocable to retired preferred stock shares (“Adjusted Net Income” and “Adjusted Net Income per Share”). We believe Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP financial measures, provide investors with additional understanding of the Company’s financial performance as well as its strategic financial planning analysis and period-to-period comparability. These metrics are useful to investors because they reflect how management evaluates the Company’s ongoing operating performance from period-to-period after removing certain transactions and activities that affect comparability of the metrics and are not reflective of the Company’s core operations.

On November 17, 2020, the Company completed the purchase of 62,854 shares of its outstanding Series B Preferred Stock, par value $1.00 per share (“Series B Preferred Stock”), at a price per share of $954.59, less any applicable withholding taxes. The purchase price per share represented a 25% discount from the aggregate liquidation preference, including accrued but unpaid dividends, of $1,272.78 per share as of September 30, 2020. Since origination, the carrying value on the Balance Sheet was $43.80 per share based on values assigned in the originating securities exchange. The liquidation amount at origination was $1,000.00 per share.

The 2020 aggregate purchase price of approximately $60 million, less accrued but unpaid dividends attributable to the purchased and retired shares of Series B Preferred Stock, is considered for purposes of Net Income per Share to be a deemed dividend to the extent it exceeds the carrying value on the Balance Sheet, or $41.9 million.

On February 2, 2021, the Company completed the exchange of 3,873 shares of its outstanding Series B Senior Preferred Stock for (i) 231,276 shares of Class A Common Stock and (ii) a warrant to purchase 250,000 shares of Class A Common Stock at an exercise price of $21.62 per share, for an aggregate valuation of approximately $7.5 million. The carrying value of the Series B Preferred Stock on the Balance Sheet was $1.00 per share par value. The aggregate liquidation preference of the Series B Preferred Stock, including accrued but unpaid dividends, was $1,291.04 per share as of December 31, 2020.

On November 23, 2021, the Company completed the purchase of 36,867 shares of its outstanding Series B Preferred Stock at a price per share of $1,145.20, less any applicable withholding taxes. On December 15, 2021, the Company also completed the purchase of the remaining 980 shares of its outstanding Series B Preferred Stock at a price per share of $1,149.99, less any applicable withholding taxes (Refer to Note 15 - Stockholders’ Equity, in the notes to consolidated financial statements in Part IV of our forthcoming Annual Report on Form 10-K). The aggregate purchase price of both 2021 transactions was $43.3 million. The carrying value of the Series B Preferred Stock on the Balance Sheet was $1.00 per share par value.

The aggregate valuation of all 2021 preferred stock transactions of approximately $50.8 million, less accrued but unpaid dividends attributable to the acquired and retired shares of Series B Preferred Stock, is considered for purposes of Net Income per Share to be a deemed dividend in the aggregate amount equal to the amount by which it exceeds the carrying value of the Preferred Stock on the Balance Sheet, or $37.6 million.

Below we present Net Income, Net Income Per Share, Adjusted Net Income and Adjusted Net Income per Share. The non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with our GAAP results. The non-GAAP financial measures should be viewed in addition to, and not as a substitute for, or superior to, the financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Numerator (in millions):
Net income	$116.2	$16.4	$175.0	$54.4
Less: Preferred stock dividends - undeclared and cumulative	—	0.8	2.1	6.7
Less: Distributed earnings allocable to retired preferred shares	31.0	41.9	37.6	41.9
Net income (loss) allocable to common stockholders	$85.2	$(26.3)	$135.3	$5.8

Plus: Distributed earnings allocable to retired preferred shares	$31.0	$41.9	$37.6	$41.9

Adjusted net income, including distributed earnings allocable to retired preferred shares (Non-GAAP)	$116.2	$15.6	$172.9	$47.7

Denominator (in thousands):
Average common shares outstanding - basic	13,873	10,322	13,493	9,825
Average common shares outstanding - diluted (a)	14,278	10,322	13,879	10,123

Net Income (Loss) per Share (in dollars):
Basic	$6.14	$(2.55)	$10.03	$0.59
Diluted	$5.97	$(2.55)	$9.75	$0.57

Plus: Effect of distributed earnings allocable to retired preferred shares, per common share (in dollars):
Basic	$2.24	$4.06	$2.78	$4.26
Diluted	$2.17	$4.01	$2.71	$4.14

Adjusted Net Income per Share (Non-GAAP) (in dollars):
Basic	$8.38	$1.51	$12.81	$4.85
Diluted	$8.14	$1.46	$12.46	$4.71
(a) For purposes of Adjusted Net Income (Loss) per Share for the three months ended December 31, 2020, average common shares outstanding - diluted is 10,659,000 shares. No dilutive effect is recognized in a period in which a net loss has occurred.

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Separative work units	$60.9	$62.1	$163.3	$151.5
Uranium	9.9	15.6	22.8	39.0
Technical solutions	18.2	15.2	112.2	56.7
Total revenue	89.0	92.9	298.3	247.2
Cost of Sales:
Separative work units and uranium	37.0	40.9	113.1	92.7
Technical solutions	15.8	17.0	70.7	56.9
Total cost of sales	52.8	57.9	183.8	149.6
Gross profit	36.2	35.0	114.5	97.6
Advanced technology costs	0.8	1.0	2.1	2.8
Selling, general and administrative	11.0	10.4	36.0	36.0
Amortization of intangible assets	2.7	2.5	8.1	6.8
Special charges for workforce reductions	—	0.1	—	0.6
Other expense, net	—	0.4	—	0.4
Operating income	21.7	20.6	68.3	51.0
Nonoperating components of net periodic benefit (income) loss	(54.7)	5.0	(67.6)	(1.6)
Interest expense	0.1	—	0.1	0.1
Investment income	(0.1)	—	(0.1)	(0.5)
Income before income taxes	76.4	15.6	135.9	53.0
Income tax benefit	(39.8)	(0.8)	(39.1)	(1.4)
Net income and comprehensive income	116.2	16.4	175.0	54.4
Preferred stock dividends - undeclared and cumulative	—	0.8	2.1	6.7
Distributed earnings allocable to retired preferred shares	31.0	41.9	37.6	41.9
Net income (loss) allocable to common stockholders	$85.2	$(26.3)	$135.3	$5.8

Net income (loss) per common share:
Basic	$6.14	$(2.55)	$10.03	$0.59
Diluted	$5.97	$(2.55)	$9.75	$0.57
Average number of common shares outstanding (in thousands):
Basic	13,873	10,322	13,493	9,825
Diluted	14,278	10,322	13,879	10,123

CENTRUS ENERGY CORP.
CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share data)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$193.8	$152.0
Accounts receivable	29.1	29.6
Inventories	91.1	64.8
Deferred costs associated with deferred revenue	143.3	151.9
Other current assets	8.6	7.8
Total current assets	465.9	406.1
Property, plant and equipment, net	5.3	4.9
Deposits for financial assurance	2.8	5.7
Intangible assets, net	54.7	62.8
Deferred tax assets, net	41.4	1.9
Other long-term assets	2.3	4.9
Total assets	$572.4	$486.3

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$37.8	$50.6
Payables under inventory purchase agreements	37.9	21.3
Inventories owed to customers and suppliers	8.4	4.9
Deferred revenue and advances from customers	303.1	283.2
Current debt	6.1	6.1
Total current liabilities	393.3	366.1
Long-term debt	101.8	108.0
Postretirement health and life benefit obligations	114.9	130.8
Pension benefit liabilities	23.1	124.4
Advances from customers	45.1	45.2
Other long-term liabilities	36.1	32.4
Total liabilities	714.3	806.9
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 0 and 41,720 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively; aggregate liquidation preference of $53.9 as of December 31, 2020	—	0.1
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 13,649,933 and 11,390,189 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	1.4	1.1
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 719,200 shares issued and outstanding as of December 31, 2021 and December 31, 2020	0.1	0.1
Excess of capital over par value	140.7	85.0
Accumulated deficit	(284.6)	(407.7)
Accumulated other comprehensive income, net of tax	0.5	0.8
Total stockholders’ deficit	(141.9)	(320.6)
Total liabilities and stockholders’ deficit	$572.4	$486.3

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2021	2020
OPERATING
Net income	$175.0	$54.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	8.6	7.3
Accrued loss on long-term contract	(7.2)	(10.6)
Deferred tax assets	(39.5)	(1.9)
Retirement benefit plans (gains) losses, net	(50.5)	7.2
Revaluation of inventory borrowing	4.8	—
Equity related compensation	12.1	7.1
Changes in operating assets and liabilities:
Accounts receivable	0.5	(8.6)
Inventories, net	(10.7)	25.8
Payables under inventory purchase agreements	16.6	13.2
Deferred revenue and advances from customers, net of deferred costs	13.2	9.7
Accounts payable and other liabilities	(4.6)	(5.2)
Pension and postretirement liabilities	(67.0)	(32.7)
Other, net	(1.3)	1.4
Cash provided by operating activities	50.0	67.1

INVESTING
Capital expenditures	(1.2)	(1.4)
Cash used in investing activities	(1.2)	(1.4)

FINANCING
Proceeds from the sale of common stock, net	42.1	23.1
Redemption of preferred stock, net	(44.4)	(61.6)
Payment of interest classified as debt	(6.1)	(6.1)
Exercise of stock options	0.9	0.3
Shares withheld for employee taxes	(2.4)	—
Payments for deferred issuance costs	—	(0.1)
Cash used in financing activities	(9.9)	(44.4)

Increase in cash, cash equivalents and restricted cash	38.9	21.3
Cash, cash equivalents and restricted cash, beginning of period	157.9	136.6
Cash, cash equivalents and restricted cash, end of period	$196.8	$157.9

Supplemental cash flow information:
Non-cash activities:
Property, plant and equipment included in accounts payable and accrued liabilities	$—	$0.3
Equity transaction costs included in accounts payable and accrued liabilities	0.4	0.2
Disposal of right to use lease assets from lease modification	1.0	0.2
Reclassification of equity compensation liability to equity	7.5	—
Common stock and warrant issued in exchange for preferred stock	7.5	—